Exhibit 10.4

Execution Version

OMNIBUS AMENDMENT TO

AWARD AGREEMENTS

UNDER THE EAGLE BULK SHIPPING INC.

SECOND AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

This Omnibus Amendment (this “Amendment”) to the Restricted Stock Unit Award Agreement, dated as of November 15, 2022 (as amended, the “November 2022 Award Agreement”) and the Restricted Stock Unit Award Agreement, dated as of March 6, 2023 (as amended, the “March 2023 Award Agreement” and, together with the November 2022 Award Agreement, the “Award Agreements”), in each case, by and between Eagle Bulk Shipping Inc., a Republic of the Marshall Islands company (the “Company”), and Gary Vogel (the “Participant”), is made effective as of December 12, 2023. Capitalized terms not defined herein have the meaning ascribed thereto in the Eagle Bulk Shipping Inc. Second Amended and Restated 2016 Equity Incentive Plan (as amended or restated from time to time, the “Plan”).

WHEREAS, the Company has granted Restricted Stock Units to the Participant pursuant to the November 2022 Award Agreement and the March 2023 Award Agreement and the Plan;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 11, 2023 (as it may be amended, the “Merger Agreement”), by and among Star Bulk Carrier Corp. (“Merger Parent”) and Star Infinity Corp. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving such Merger as a wholly-owned subsidiary of Merger Parent;

WHEREAS, in connection with the Company’s entry into the Merger Agreement, the Administrator has determined that it is in the best interests of the Company and its shareholders to amend the terms of the Award Agreements to provide for vesting at target with respect to the TSR Performance-Vested RSUs (as defined in the November 2022 Award Agreement and March 2023 Award Agreement) upon the consummation of the Merger;

WHEREAS, pursuant to, and subject to the terms of, Section 3.1(c) of the Plan, the Administrator may amend the terms of the Award Agreements; and

WHEREAS, pursuant to the Award Agreements, no amendment or modification of the Award Agreements shall be valid unless it is in writing and signed by all parties thereto.

NOW THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Amendment to Award Agreements

a.	Section 3(b) of the November 2022 Award Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2023, by and among the Company, Star Bulk Carrier Corp. and Star Infinity Corp. (the “Merger”), the performance component of the TSR

Performance-Vested RSUs will vest at Target (i.e., 100%), and upon and after the Merger, the Participant shall be eligible to time-vest in 100% of the TSR Performance-Vested RSUs in accordance with their normal time-based vesting schedule (i.e., on the TSR Vesting Date); provided, however, that if concurrent with or following the Merger the Participant’s employment with the Company is terminated in a Qualifying Termination, then the Participant shall become fully vested upon the date of the Qualifying Termination in 100% of the TSR Performance-Vested RSUs.”

b.	Section 3(b) of the March 2023 Award Agreement is hereby amended and restated in its entirety as follows:

“(b) Subject to Sections 3(c) and (d) below, 4,245 of the Restricted Stock Units (the “TSR Performance-Vested RSUs”) shall vest in three (3) substantially equal installments with the first installment vesting on certification by the Administrator of the Relative TSR Performance (as defined below), and the second and third installments vesting on each of January 2, 2025, and January 2, 2026 (each, a “TSR Vesting Date”), subject to the Participant’s continued employment with the Company or any of its Affiliates on each TSR Vesting Date; provided, that the actual number of TSR Performance-Vested RSUs that may become vested under the foregoing schedule shall be equal to the product, rounded down to the nearest whole number, of (i) the target number of TSR Performance-Vested RSUs multiplied by (ii) the TSR Percentage determined as follows:

Relative TSR[1]	TSR Percentage
7th vs. Competitors	0%
6th vs. Competitors	33%
5th vs. Competitors	67%
4th vs. Competitors (Target)	100%
3rd vs. Competitors	133%
2nd vs. Competitors	167%
1st vs. Competitors (Max)	200%

The TSR Percentage between tiers will be determined by interpolating the Company’s performance between peers ranked immediately above and below the Company’s performance level; provided, however, that the TSR Percentage shall be capped at 100% if the Company’s absolute TSR over the performance period is negative.

[1]

Relative TSR reflects relative performance compared to the following seven direct competitors: Genco Shipping, Pacific Basin Shipping, Star Bulk Carriers, Diana Shipping, Golden Ocean Group, Safe Bulkers, and Pangaea Logistics Solutions.

For purposes of this Section 3(b), “TSR” means the appreciation (depreciation) between the per share beginning price and ending price of a relevant company’s common stock for the period commencing on January 1, 2023 and ending on December 31, 2023 (the “TSR Performance Period”) on an applicable securities exchange or interdealer quotation system, plus dividends paid during the TSR Performance Period; provided that the per share beginning price shall be determined using the 20-trading-day average for the averaging period of 20 trading days beginning on the first day of the TSR Performance Period, and the per share ending price shall be determined using the 20-trading-day average for the averaging period of 20 trading days ending on the final day of the TSR Performance Period; provided further, that if for any reason a company’s common stock ceases during the TSR Performance Period to be publicly traded and is no longer listed or quoted on any securities exchange or interdealer quotation system, then the averaging period for determining the per share ending price for such company’s common stock shall be the 20 trading days ending on the final trading date for that company’s common stock.”

c.	The March 2023 Award Agreement is hereby amended by inserting a new Section 3(c) immediately following Section 3(b):

“(c) Notwithstanding anything herein to the contrary and except as otherwise provided in the Employment Agreement:

(i)

In the case of a Qualifying Termination prior to the first TSR Vesting Date, the Participant shall become vested on the first TSR Vesting Date in the number of TSR Performance-Vested RSUs that otherwise would thereon become vested based on actual Relative TSR for the TSR Performance Period.

(ii)

In the case of a Qualifying Termination after the first TSR Vesting Date, the Participant shall become vested in the number of TSR-Vested RSUs that would otherwise have become vested on the next applicable TSR Vesting Date, if any, following such Qualifying Termination.”

d.	The March 2023 Award Agreement is hereby amended by inserting a new Section 3(d) immediately following Section 3(c):

“(d) (i) Notwithstanding anything herein to the contrary and except as otherwise provided in the Employment Agreement, in the case of a Change in Control prior to the first TSR Vesting Date, the Participant shall be eligible to continue to vest upon the Change in Control in TSR Performance-Vested RSUs that would be eligible to vest based on actual TSR Performance through of the date of the Change in Control, if determinable; provided that if actual TSR Performance as of the date of the Change in Control is not determinable, the Participant shall be eligible to vest in the number of TSR Performance-Vested RSUs that otherwise would have been earned assuming TSR Percentage of 100% (i.e., Target Level achievement). Earned TSR Performance-Vested RSUs would continue to vest per their normal vesting schedule (i.e., the anniversary of grant date).

(ii) Notwithstanding the foregoing, upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2023, by and among the Company, Star Bulk Carrier Corp. and Star Infinity Corp. (the “Merger”), the performance component of the TSR Performance-Vested RSUs will vest at Target (i.e., 100%), and upon and after the Merger, the Participant shall be eligible to vest in 100% of the TSR Performance-Vested RSUs in accordance with their normal time-based vesting schedule (i.e., January 2, 2025 and January 2, 2026); provided, however, that if concurrent with or following the Merger the Participant’s employment with the Company is terminated in a Qualifying Termination, then the Participant shall become fully vested upon the date of the Qualifying Termination in 100% of the TSR Performance-Vested RSUs.”

2.	Miscellaneous.

a.	Effect on Award Agreements. Except as specifically amended by this Amendment, the Award Agreements shall remain in full force and effect and is hereby ratified and confirmed.

b.

Governing Law. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

c.	Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the content of any such Section.

d.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

e.	Amendments. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

EAGLE BULK SHIPPING INC.

By:	/s/ Constantine Tsoutsoplides
Name:	Constantine Tsoutsoplides
Title:	Chief Financial Officer

PARTICIPANT

/s/ Gary Vogel
Gary Vogel

[Signature Page to Omnibus Amendment to Award Agreements (Vogel)]